EXHIBIT 4.37
INFORMATION AND COMMUNICATIONS TECHNOLOGY AGREEMENT
BY AND BETWEEN
CHINA NETWORK COMMUNICATIONS GROUP CORPORATION
AND
CHINA NETCOM GROUP SYSTEM INTEGRATION LIMITED CORPORATION
This Agreement is made and entered into on November 6, 2007 in Beijing by and between the following two parties (hereinafter referred to as “both Parties” or “Party A and Party B”):

Party A:	China Network Communications Group Corporation, a state owned enterprise organized existing under the laws of the People’s Republic of China (“PRC”)

Address:	Building C, No.156, Fuxingmennei Avenue, Xicheng
District, Beijing, PRC

Party B:	China Netcom Group System Integration Limited Corporation, a limited liability company organized existing under the laws of the PRC

Address:	No.1, Zhonghe Street, Beijing Economic and Technology Development District, Beijing, PRC
Whereas:
(1) Party B is a company ultimately controlled by Party A through the Listed Company and China Netcom (Group) Company Limited.
(2) The Listed Company is the main provider on fixed-line telephone, broadband, other internet-related services, and business and data communication services in 10 provinces in northern China, including Beijing, Tianjing, Hebei, Henan, Shandong, Liaoning, Hei Longjiang, Ji Lin, Nei Menggu and Shanxi.
(3) Party A owns and operates fixed-line telecommunication network, and provides telecommunication services on fixed-line telephone, broadband, and other internet-related telecommunications services in all provinces of the PRC other than Listed Company’s northern and southern service area.

(4) Party A and Party B coordinate to provide information technology services for external clients regarding system integration services, software development services, product sales and distribution related services, operational maintenance services, and consultancy services in the PRC.
(5) Prior to the date of this Agreement, Party A and the Listed Company, through their relevant subsidiaries, have been providing Information Technology Service to external clients in China. Pursuant to basic principles and pricing principles provided in Article 4 and Article 5 of this Agreement, Party A and the Listed Company, along with their relevant subsidiaries, agree to provide Services listed in Article 3.1 and Article 3.2 of this Agreement to each other.
(6) Party A and its relevant subsidiaries, in day-to-day businesses, need relevant supporting Services provided by Party B and its relevant subsidiaries.
(7) Party B and its relevant subsidiaries, in day-to-day businesses, need relevant supporting Services provided by Party A and its relevant subsidiaries.
On equal and fair basis, both Party A and Party B agree to the following agreement after adequate negotiation:
1. DEFINITION
Unless otherwise provided or required, the following expressions have the meanings set forth below:
“Listed Company” means China Netcom Group Corporation (Hong Kong) Limited, a company incorporated and existing under laws of Hong Kong and listed on the Hong Kong Stock Exchange and the New York Stock Exchange;
“Services” means all kinds of services provided under Article 3 of this Agreement;
“Service Receiver” means the Party and its relevant subsidiaries that receive the Services provided by Service Provider;
“Market Price” means the price determined by the business operator and attained through market competition. The market price shall be determined by the following order: (1) the price charged by any independent third party providing the same kind of services in the same or surrounding area under normal situation; or (2) the price charged by any independent third party providing the same kind of services within China under normal situation;
“Service Provider” means the Party and its relevant subsidiaries that provide Services to the Service Receiver;
“State Price” means price set by the governmental pricing department or other related departments based on the pricing limits and range under the Pricing Law of the People’s Republic of China;
“Government Guidance Price” means price set by business operators following guidance provided by the governmental pricing department or other related departments based on the pricing limits, basic price range and its floating range under the Pricing law of the People’s Republic of China;
“China” means People’s Republic of China, excluding Hong Kong, Macao, and Taiwan for the purpose of this Agreement;
“Hong Kong” mans Hong Kong Special Administrative Region of People’s Republic of China; and

“Listing Rules” means the securities listing rules of the Hong Kong Stock Exchange.
2. SERVICES PROVISION AND RECEPTION
2.1 Party A agrees to urge its relevant subsidiaries to provide relevant Services to Party B and its relevant subsidiaries pursuant to terms and conditions of this Agreement as the Service Provider. Party B agrees to urge its relevant subsidiaries to receive such Services pursuant to the terms and conditions of this Agreement. In the meantime, Party B agrees to urge its relevant subsidiaries to provide relevant Services to Subsidiaries of Party B pursuant to the terms and conditions of this Agreement as Service Providers, and Party A agrees to urge its subsidiaries appointed by it to receive such Services pursuant to the terms and conditions of this Agreement as Service Receivers. Both provision and reception of such services are non-exclusive.
3. CONTENTS OF THE SERVICES
3.1 Under this Agreement, Party A and its relevant subsidiaries shall provide the following Services as Service Providers:
3.1.1 Construction and Installation Supporting Services
Construction and Installation Supporting Services include, but not limited to, providing project planning and designing, exploration, construction, supervision and testing services according to individual requirement, and installing cables, cabinets, network cabling, terminal equipments, technology business supporting system, system maintenance, and the entire service process for meeting certain usage requirements.
3.2 Under this Agreement, Party B and its relevant subsidiaries shall provide the following Services as Service Providers:
3.2.1 System Integration Services
Including, but not limited to, the entire service process of integrating software, hardware and network by certain functions and usage requirements for purpose of realizing certain functions and meeting certain usage requirements according to individual requirements. The contents of system integration services include, but not limited to, designing, installation and collocation, project construction, installation and collocation of supporting software, network adjustment and testing, system joint adjustment, and application development.
3.2.2 Software Development
Including, but not limited to, the entire service process of developing certain application software by using basic operating system, data room and development tools for purpose of realizing certain functions and meeting certain usage requirements according to individual requirements.
3.2.3 Product Sales and Distribution Related Services
Including the sale of software products and all kinds of hardware equipment products produced by a third party to Party A or its relevant subsidiaries.
3.2.4 Operational Maintenance Services

Including, but not limited to, providing maintenance and relevant consultancy services regarding the structure, process, software and hardware of the IT system, and maintenance of all kinds of network system and business platforms.
3.2.5 Consultancy Services
Including, but not limited to, providing project research and development services, providing solutions for information systems and communication systems, etc., and providing evaluation and testing services for all kinds of software and hardware products, and platforms and systems.
3.2.6 Leasing Services
Including, but not limited to, providing leasing services regarding network, equipments and application systems according to individual requirements.
4. BASIC PRINCIPLES
4.1 For the Services provided by the Service Provider to the Service Receiver under this Agreement, the Service Provider reserves the right to charge reasonable service fees under the terms of this Agreement. The Service Receiver shall make the payment for the Services rendered.
4.2 The terms of Services offered by the Service Provider under this Agreement shall not be worse than the same or similar services it offers to any other third party.
4.3 Services provided under this Agreement shall meet the standards required by the State, if applicable.
4.4 Under conditions of not violating the State’s prohibitive regulations, the Service Provider may entrust a third party, including its subsidiaries, affiliates and related companies, to provide certain specific Services under this Agreement to the Service Receiver on behalf of the Service Provider. However, the Service Provider shall ensure that such third party has the required qualifications required by the State, that the Service standard provided by such third party is not worsen than the standard undertaken by it, and that it takes ultimate and all the responsibilities for all the obligations therefore raised.
4.5 In the event of any breach of this Agreement by either Party that leads to any damage suffered by the other Party, the Party in breach shall be liable for all immediate and full damages for breaching this Agreement. However, In the event of Force Majeure that causes both Parties or either Party to fail completely or partially in performing the obligations under this Agreement, that said Party is not liable for breach of agreement.
4.6 Both Parties shall provide all reasonable and essential assistance to the other Party for the purpose of fulfilling the obligations set out in this Agreement.
4.7 Under conditions of compliance of this Agreement, the relevant subsidiaries of Party A and Party B may sign specific execution documents regarding the provision of certain Services within their authorized scope, and may agree on the specific content, standard, scope, method, or any other specific requirement of the Services. But such agreement shall not go beyond the content of this Agreement and shall not have any conflict with this Agreement.
5. PRICING PRINCIPLE
5.1 The pricing or charging standard under this Agreement shall be governed by the principle in this provision and in the following order: those that are fixed by the State shall follow the Government-Fixed

Price; those that have the Government Guidance Price shall follow the said guidance price; those that have no fixed price nor government guidance price yet have a Market Price shall follow the Market Price.
5.2 Party A and Party B agrees that if the Market Price is followed due to lack of fixed price or government guidance price, when the contract value of any construction, installation and supporting services provided by Party A and its relevant subsidiaries to Party B and its relevant subsidiaries exceeds RMB 300 thousand yuan, a bidding process must be conducted to settle the price, which means that the pricing basis is to settle the price by holding a publicly bidding event in accordance with the Bidding Law of People’s Republic of China.
5.3 Party A and Party B agree that if the Market Price is followed due to lack of fixed price or government guidance price, when the contract value of any system integration, software development, operational maintenance, consultancy and leasing services provided by Party B and its relevant subsidiaries to Party A and its relevant subsidiaries exceeds RMB 500 thousand yuan, or the contract value of any single product sales and distribution related services exceeds RMB 2 million yuan, a bidding process must be conducted to settle the price, which means that the pricing basis is to settle the price by holding a publicly bidding event in accordance with the Bidding Law of People’s Republic of China.
5.4 Under conditions of not violating the laws of China, for the same kind of Services, if an independent third party cannot offer better conditions and terms to the other Party, one Party have preferential right to use the Services from the other Party.
5.5 Both Parties will sign the specific execution documents separately if one Party of this Agreement is successful in the bidding, and such execution documents must carry the terms regarding specific services needed, as well as the binding principles, terms and conditions.
5.6 The specific amount of service charge agreed upon under this Agreement shall from time to time be calculated by the accounting principles applicable in China (if applicable).
5.7 Both Parties shall, before December 31 of every calendar year, conduct a review on the price of every item of services and facilities stated in this Agreement for the next accounting year (if necessary).
6. PAYMENT OF SERVICE CHARGE
6.1 The Service Receiver shall, based on the provisions of this Agreement, any supplementary agreement of this Agreement (if any), and in specific execution documents, pay the Service Provider service charge in consideration for the Services provided by the Service Provider.
6.2 If the Service Receiver fails to pay on time the said service charge agreed upon under the provisions of this Agreement, any supplementary agreement of this Agreement (if any), and the specific execution documents, the Service Receiver shall, for each 1 day (calendar day, and the same applies below) late, pay a late charge penalty of 0.05% of the outstanding balance to the Service Provider; and after 60 days of late payment, the Service Provider is entitled to notify the Service Receiver the termination of Services; if the Service Receiver still fails to pay for the outstanding balance upon 30 days after receiving the written notice to terminate Services, the Service Provider shall be entitled to terminate the Services immediately. The suspension or termination of such Services shall not in any way prejudice or affect the rights and obligations under this Agreement prior to such event.
7. REPRESENTATIONS, WARRANTIES, AND UNDERTAKINGS
7.1 Each Party represents, warrants and undertakes to the other Party that this Agreement is legitimate, effective, and equally binding on both Parties.

7.2 Each Party of this Agreement warrants and undertakes to the other Party that:
(1) It is an independent legal person existing in accordance with the laws of China, and have the power and authority (including but not limited to any approval, consents or permission granted by the government departments to enter into and perform this Agreement);
(2) No provision in this Agreement violates the constitutive documents or the laws and regulations of China;
(3) It will use its best endeavors to take all necessary and procure appropriate or advantageous measures to perform its obligations under this Agreement and to make this Agreement effective in accordance with the laws and regulations of China and the terms of this Agreement.
7.3 Party A and Party B each warrants to the other Party that its relevant subsidiaries have agreed to execute this Agreement as Service Receiver and Service Provider respectively from the effective date of this Agreement.
7.4 Party A and Party B each warrants to the other Party that its relevant subsidiaries who provide Services have all the qualifications and licenses that are required by the State’s supervision authorities, and that such qualifications and licenses are continuously effective within the term of this Agreement.
7.5 Party A and Party B each warrants to the other Party that its relevant subsidiaries who provide Services hire qualified, highly experienced, and professional employees, and that the number and skills of such employees meet the needs under this Agreement.
7.6 Party A and Party B each warrants to the other Party that employees of its relevant subsidiaries who provide Services are able to receive sufficient guidelines and instructions regarding such Services under this Agreement, have reasonable care and technology to meet the standard required by the other Party, and will not cause damage to the Service Receiver because of employees’ behaviors.
7.7 Party A and Party B each warrants to the other Party that its relevant subsidiaries will receive Services provided by the other Party (and its subsidiaries), provide necessary conditions and assistance, and will not cause damage to the Service Receiver because of employees’ behaviors.
7.8 It is agreed that both Parties will take further actions to ensure the realization of the principles and provisions in this Agreement. It is further agreed that both Parties will ensure that, Party B, being a subsidiary of Listed Company, shall comply with the Listing Rules of the Hong Kong Stock Exchange for connected transactions.
8. TERM
8.1 This Agreement shall come into effect from January 1, 2008 to December 31, 2010. If agreed by both Parties, this Agreement shall be renewed automatically for another 3 years on the same terms. There is no limit on the number of renewal.
8.2 Both Parties agrees that from the date on which this Agreement takes effect, the Information Communication Technology Agreement executed by both Parties on November 7, 2006 will be terminated and replaced by this Agreement.
9. FORCE MAJEURE

9.1 In the event of Force Majeure that causes both Parties or either Party to fail completely or partially in performing the obligations under this Agreement, that said Party is not liable for breach of agreement. However, in the event of such an incident, the affected Party shall inform the other Party by written notice within fifteen (15) days after the said incident and provide relevant proof and evidence to the other Party. At the same time, the affected Party shall use its best endeavors to minimize the damage caused by the Force Majeure event. The affected Party or both Parties shall resume its obligations under this Agreement within a reasonable time once the Force Majeure event has ended.
9.2 Force Majeure in this Agreement means all objective situations that are unforeseeable, unavoidable and that cannot be overcome.
10. CONFIDENTIALITY
10.1 Unless with written approval by the other Party, neither Party can announce nor supply or reveal to any third Party any information regarding this Agreement or the business information of the other Party, with the exception of requests by the legal or governmental departments or any other relevant securities regulatory authorities or for the purpose of the Listing Company seeking listing or retaining listing.
11. TRANSFER OF RIGHTS AND OBLIGATIONS
11.1 Unless otherwise specified by Article 4.4 of this Agreement, without the written approval of the other Party, neither Party may transfer any single right and obligation as agreed upon under this Agreement.
12. NON-WAIVER
12.1 Unless otherwise specified by law, the failure or delay of exercising the right, power or privilege as endowed by this Agreement on the part of any Party cannot be deemed as the waiver of such rights, power or privileges. Besides, the partial exercise of such rights, power or privileges should not hinder the exercise of such rights, power or privileges of this Party in the future.
13. NOTICE
13.1 All notices required to be delivered pursuant to this Agreement shall be in writing, and delivered to the address as stated at the beginning part of this Agreement, or to addresses or facsimile numbers designated by one Party to the other Parties in writing from time to time.
13.2 Any notice shall be delivered either by hand, registered mail, or facsimile. Any notice shall be deemed to have been delivered at the time of actual receipt if delivered by hand; three days after the date of return receipt if delivered by registered mail; and at the time of transmission if delivered by facsimile.
14. GOVERNING LAW AND DISPUTE RESOLUTION
14.1 This Agreement shall be governed, interpreted, and executed in accordance with the laws of China.
14.2 In case of disputes as to the power, interpretation or implementation of this Agreement, both Parties shall seek to settle the matters of dispute by friendly negotiation. If the matters of dispute cannot be settled by negotiation within thirty (30) days from the day the matters of dispute arise, either Party has the right to resort to litigation at the people’s court which has jurisdiction over such Party.
15. EFFECTIVENESS AND MISCELLANEOUS

15.1 This Agreement will come into effect upon signed and sealed by the legal representatives or authorized representatives of both Parties.
15.2 This Agreement may be made in several copies and executed by each Party separately, which together form an effective Agreement. If this Agreement is signed on copies, the date on which each Party successfully exchange the signed copy by facsimile is considered the signing date.
15.3 Under condition where the Listed Company meets the supervision requirements on related party transaction provided by Listing Rules, this Agreement may be amended or supplemented as agreed by both Parties. All such amendments or supplements shall come into effect only when executed or sealed by the legal representative or authorized representative of both Parties.
15.4 This Agreement is severable, that is, if any provision of this Agreement is held to be void, illegal, or unenforceable at any time, the effectiveness and performance of other provisions of this Agreement shall not be affected.
15.5 This Agreement is made into four (4) duplicate originals. Each party holds two (2) copies, and each copy shall have the same legal binding effect.
IN WITNESS WHEREOF, the legal representatives or authorized representatives of the both Parties hereto have executed this Agreement as of the date and venue first written above.
Signature Page

PARTY A: CHINA NETWORK COMMUNICATIONS GROUP CORPORATION (SEAL)
By:	/s/ Zuo Xunsheng
Legal representative or Authorized representative

PARTY B: CHINA NETCOM GROUP SYSTEM INTEGRATION LIMITED CORPORATION (SEAL)
By:	/s/ Sun Shizhen
Legal representative or Authorized representative